SCHEDULE 14A INFORMATION

                Proxy Statement Pursuant to Section 14(a) of the
                  Securities Exchange Act of 1934, as amended

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Soliciting Material underss. 240.14a-12


                               PITNEY BOWES INC.

                (Name of Registrant as Specified In Its Charter)

    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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                                       [PITNEY BOWES LOGO]
                                       NOTICE OF THE 2001
                                       ANNUAL MEETING
                                       AND
                                       PROXY STATEMENT













                                       Pitney Bowes Inc.
                                       World Headquarters
                                       Stamford, Connecticut 06926-0700
                                       (203) 356-5000

[PITNEY BOWES LOGO]




TO THE STOCKHOLDERS:




We will hold our 2001 annual meeting of stockholders at 9:00 a.m. on Monday, May 14, 2001 at our headquarters in Stamford, Connecticut.

The Notice of Meeting, Proxy Statement and proxy card accompanying this letter describe in detail the matters to be acted upon at the meeting.

It is important that your shares be represented at the meeting. Whether or not you plan to attend, please sign, date and return your proxy card in the enclosed envelope as soon as possible. Stockholders of record also have the option of voting by telephone or Internet, as described on the proxy card.

We look forward to seeing you at the meeting.

Sincerely yours,




Michael J. Critelli
Chairman and Chief Executive Officer

Stamford, Connecticut
March 23, 2001

NOTICE OF MEETING:


The annual meeting of stockholders of Pitney Bowes Inc. will be held on May 14, 2001, at 9:00 a.m. at the company's World Headquarters, One Elmcroft Road, Stamford, Connecticut. Directions, including a map, to Pitney Bowes' World Headquarters are set forth on the back cover page of the Proxy Statement.

     The items of business at the annual meeting are:

     1.   Election of three directors.

     2.   Appointment of independent accountants for 2001.

     3.   Approval of Performance Goals under the Key Employees' Incentive Plan.

     4.   Consideration of a Stockholder Proposal.

     5. Such other matters as may properly come before the meeting, including any continuation of the meeting caused by any adjournment, or any postponement of the meeting.

March 16, 2001 is the record date for the meeting.

This Proxy Statement and accompanying proxy card are being distributed on or about March 23, 2001.


Amy C. Corn
Corporate Secretary

[PITNEY BOWES LOGO]


PROXY STATEMENT


THE ANNUAL MEETING AND VOTING

Our Board of Directors is soliciting proxies to be used at the annual meeting of stockholders to be held on May 14, 2001, or at any adjournment of the meeting. This Proxy Statement contains information about the items being voted on at the annual meeting.


WHO IS ENTITLED TO VOTE?

Record stockholders of Pitney Bowes common stock and $2.12 preference stock at the close of business on March 16, 2001 (the record date) can vote at the meeting. As of the record date, 247,562,695 shares of Pitney Bowes common stock and 62,687 shares of $2.12 preference stock were issued and outstanding. Each stockholder has one vote for each share of common stock owned as of the record date, and 16 votes for each share of $2.12 preference stock owned as of the record date.


HOW DO I VOTE?

You may choose one of three methods. You may vote on-line via the Internet. If you have access to the Internet, we encourage you to vote at the following Web address: www.eproxyvote.com/pbi. You may instead vote by telephone (1-877-PRX-VOTE) or by completing and mailing the enclosed proxy card.


MAY I CHANGE MY VOTE?

You may revoke your proxy at any time before it is voted at the meeting in several ways. You may send in a revised proxy dated later than the first; or you may vote in person at the meeting; or you may notify the corporate secretary in writing prior to the meeting that you have revoked your proxy.


WHAT CONSTITUTES A QUORUM?

A majority of the outstanding shares, present in person or represented by proxy, constitutes a quorum. If you vote by computer, telephone or proxy card, you will be considered part of the quorum. Abstentions, broker non-votes and votes withheld from director nominees are included in the count to determine a quorum. If a quorum is present, director candidates receiving the highest number of votes will be elected. Proposals 2, 3 and 4 will be approved if a majority of the votes cast by the stockholders are voted in favor.


WHAT IS THE EFFECT OF BROKER NON-VOTES?

Under New York Stock Exchange rules, if your broker holds your shares in its "street" name, the broker may vote your shares on the agenda items even if it does not receive instructions from you.

If your broker DOES NOT vote on one or more agenda items, the effect would be as follows:

Election of Directors. Broker non-votes have no effect because only a plurality of the votes cast is required to elect a director.

Proposals 2, 3 and 4. Broker non-votes would not be counted either for or against these items, and would therefore have no effect.


HOW DO DIVIDEND REINVESTMENT PLAN PARTICIPANTS OR EMPLOYEES WITH SHARES IN THE 401(K) PLAN VOTE BY PROXY?

If you are a stockholder of record and participate in the company's Dividend Reinvestment Plan, or employee 401(k) plan, you will receive a proxy card with instructions on the three different ways available to you to vote your shares (through the mail, over the telephone, or over the internet).

Shares held in the company's 401(k) plan are voted by the plan trustee in accordance with voting instructions received from plan participants using the enclosed proxy card. The plan directs the trustee to vote shares for which no instructions are received in the same proportion (for, against, abstain or withheld) indicated by the voting instructions given by participants in the plan.


WHO WILL COUNT THE VOTES?

First Chicago Trust Company of New York (First Chicago) will tabulate the votes and act as Inspector of Election.


MULTIPLE COPIES OF ANNUAL REPORT TO STOCKHOLDERS

Our 2000 Annual Report has been mailed to stockholders. If more than one copy of the Annual Report is sent to your address, we will discontinue the mailing of reports on the accounts you select if you mark the designated box on the appropriate proxy card(s), or follow the prompts when you vote if you are a stockholder of record voting by telephone or Internet.

At least one account must continue to receive the Annual Report, unless you elect to view future Annual Reports over the Internet. Mailing of dividends, stockholder investment statements and proxy materials will not be affected by your election to discontinue future duplicate mailings of the Annual Report. To discontinue or resume the mailing of an Annual Report to an account, call our transfer agent, First Chicago, at the special Pitney Bowes toll free number, 1-800-648-8170.

If you own shares of common stock through a bank, broker or other nominee and receive more than one Pitney Bowes Annual Report, contact the holder of record to eliminate duplicate mailings.


STOCKHOLDER PROPOSALS FOR 2002
ANNUAL MEETING

If a stockholder wants to submit a proposal for inclusion in the company's proxy material for the 2002 annual meeting, which is scheduled to be held on Monday, May 13, 2002, it must be received by the corporate secretary by November 19, 2001. Also, under our By-laws, a stockholder can present other business at an annual meeting, including the nomination of candidates for director, only if written notice of the business or candidates is received by the corporate secretary by February 13, 2002. There are other procedural requirements in the By-laws pertaining to stockholder proposals and director nominations. Any stockholder may obtain a copy of the By-laws without charge by writing to the corporate secretary.

WHICH STOCKHOLDERS OWN AT LEAST 5%
OF PITNEY BOWES?

The only persons or groups known to the company to be beneficial owners of more than five percent of any class of the company's voting securities are reflected in the chart below. The following information is based solely upon Schedule 13G respectively filed by the entities shown with the Securities and Exchange Commission as of the respective dates appearing below.


--------------------------------------------------------------------------------
NAME AND ADDRESS OF BENEFICIAL OWNERSHIP      AMOUNT AND NATURE OF    PERCENT OF
                                              BENEFICIAL OWNERSHIP      CLASS
--------------------------------------------------------------------------------

Capital Research and Management Company (a)         29,272,100            11.6%
333 South Hope Street
Los Angeles, CA 90071
--------------------------------------------------------------------------------

FMR Corp. (b)                                       21,562,856           8.552%
82 Devonshire Street
Boston, MA 02109
--------------------------------------------------------------------------------

(a) As of December 31, 2000, Capital Research and Management Company, an investment advisor registered under Section 203 of the Investment Advisers Act of 1940, had sole investment power and no voting power with respect to such shares.

(b) As of December 31, 2000, FMR Corp., together with various affiliates, had sole investment power as to such shares. In addition, as to 498,856 of such shares, FMR Corp. has sole voting power. Additional information may be obtained from the Schedule 13G filed by FMR Corp. and certain of its affiliates on January 10, 2001.


HOW MUCH STOCK IS OWNED BY
DIRECTORS AND EXECUTIVE OFFICERS?

The following table shows beneficial ownership of Pitney Bowes common stock by directors and executive officers as of March 1, 2001. The five named executive officers are the Chief Executive Officer and the four officers who were the highest paid in 2000. The directors and executive officers as a group (30 persons) are beneficial owners of less than 1% of the company's common stock and $2.12 preference stock.

                               SECURITY OWNERSHIP

--------------------------------------------------------------------------------
                                                      SHARES           OPTIONS
                                                     DEEMED TO       EXERCISABLE
    TITLE OF                                      BE BENEFICIALLY      WITHIN
CLASS OF STOCK   NAME OF BENEFICIAL OWNER        OWNED (a) (b) (c)   60 DAYS (d)
--------------   ------------------------------  -----------------   -----------
   Common        Linda G. Alvarado                      12,541               -
   Common        William E. Butler                      14,142               -
   Common        Colin G. Campbell                      12,400               -
   Common        Jessica P. Einhorn                      3,096               -
   Common        Ernie Green                             6,640             785
   Common        Herbert L. Henkel                       3,896             617
   Common        James H. Keyes                          5,200               -
   Common        John S. McFarlane                       2,375               -
   Common        Michael I. Roth                        12,400             859
   Common        Phyllis Shapiro Sewell                 18,400               -
   Common        Marc C. Breslawsky                    259,572         555,600
   Common        Michael J. Critelli                   274,925         406,590
   Common        Murray D. Martin                       25,885         146,200
   Common        Matthew S. Kissner                     12,847         127,168
   Common        John N. D. Moody                       64,543         146,968
   -------       ------------------------------        -------         -------
   COMMON        ALL EXECUTIVE OFFICERS                849,832       2,241,734
                 AND DIRECTORS AS A GROUP (30)
--------------------------------------------------------------------------------

(a) The holdings shown for Mr. Campbell include 800 shares required to be reported as beneficially owned although beneficial ownership of those shares has been disclaimed.

(b) The shares beneficially owned by any director or executive officer, or by all directors and executive officers as a group, represent in each case less than one percent of the class.

(c) Includes shares that are held indirectly through the Pitney Bowes Inc. 401(k) Plan and its related excess plan.

(d) The director or executive officer has the right to acquire beneficial ownership of this number of shares within 60 days of the record date for the annual meeting (March 16, 2001) by exercising outstanding stock options.


SECTION 16(a) BENEFICIAL OWNERSHIP
REPORTING COMPLIANCE

Directors and persons who are considered "officers" of the company for purposes of Section 16(a) of the Securities Exchange Act of 1934 and greater than ten percent stockholders ("Reporting Persons") are required to file reports with the Securities and Exchange Commission showing their holdings of and transactions in the company's securities. It is generally the practice of the company to file the forms on behalf of its Reporting Persons who are directors or officers. The company believes that all such forms have been timely filed for 2000, except that a Form 4 was not timely filed relating to the purchase by Mr. McFarlane of 900 shares of Pitney Bowes common stock.


STOCK PERFORMANCE GRAPH

The following graph compares the most recent five-year performance of Pitney Bowes common stock with the Standard & Poor's ("S&P(R)") 500 Composite Index, and two peer group indices at December 31, 2000, over the same five-year period.

The company has constructed a new peer group index (the "New Peer Group") for the following reasons. With the planned spin-off of the Pitney Bowes Office Systems Division, the New Peer Group will provide a more meaningful comparison to the company's businesses. In addition, certain fundamental changes have occurred in several of the companies within the peer group utilized over the past few years (the "Old Peer Group").

The Old Peer Group is comprised of the following companies: Bell & Howell, Danka Business Systems (ADR), Harris Corporation, Ikon Office Solutions, Moore Corporation Ltd., Pitney Bowes Inc. and Xerox Corporation.

The New Peer Group is comprised of the following companies: Automatic Data Processing, Inc. (ADP), Bell & Howell, Bowne & Company, Diebold, Inc., DST Systems, Inc., Hewlett-Packard Company, Ikon Office Solutions, Inc., Lexmark International Inc., Moore Corporation LTD., Pitney Bowes Inc., The Reynolds and Reynolds Company, and Xerox Corporation.

Total return for each of the Old Peer Group, the New Peer Group and the S&P 500 Composite Index is based on market capitalization, weighted for each year.

All information shown below is based upon data provided to the company by three separate independent organizations, all of which have been licensed by Standard & Poor's Corporation to use its official total return calculation.

The graph shows that on a total return basis, assuming reinvestment of all dividends, $100 invested in the company's common stock on December 31, 1995 would have grown to $158 by December 31, 2000. By comparison, $100 invested in the S&P 500 Composite Index would have grown to $232 by December 31, 2000. An investment of $100 in the Old Peer Group in 1995 would have been worth $51 on December 31, 2000. An investment of $100 in the New Peer Group in 1995 would have been worth $176 on December 31, 2000.


        [The table below represents a line chart in the printed piece.]

                           Pitney    S&P   New Peer  Old Peer
                           Bowes     500     Group    Group
                           -----     ---     -----    -----
                   "1995"   100      100      100      100
                   "1996"   120      123      121      116
                   "1997"   201      164      155      147
                   "1998"   300      211      195      201
                   "1999"   224      255      232      108
                   "2000"   158      232      176      51

PROPOSAL 1: ELECTION OF DIRECTORS

The board of directors has twelve members. The board is divided into three classes whose terms of office end in successive years.

Mr. Campbell, Ms. Einhorn, and Mr. Keyes were elected last year to three-year terms expiring in 2003. Mr. Butler, who was also elected to a three-year term expiring in 2003, will be retiring from the Board as of May 14, 2001, having attained director's retirement age.

Mr. Critelli, Mr. Henkel, and Mr. Roth were elected in 1999 to terms expiring in 2002. Mrs. Sewell, who was also elected in 1999 to a three-year term expiring in 2002, will be retiring from the Board as of May 14, 2001, having attained director's retirement age.

As previously announced by the company, effective October 1, 2000, the Governance Committee (consisting of five non-employee directors whose names are set forth on page 10) recommended, and the board approved, increasing the number of directors by one, to a total of twelve, and electing John S. McFarlane to the Board. In compliance with the requirement contained in the company's Restated Certificate of Incorporation and in its By-laws that the classes of directors be as near to equal in number as possible, Mr. McFarlane was elected to the class of directors whose terms expire in 2001.

The Governance Committee recommended to the board of directors, and the board approved, the nomination of Ms. Alvarado, Mr. Green and Mr. McFarlane for election at this meeting to three-year terms expiring at the 2004 Annual Meeting.

Information about each nominee for director and each incumbent director, including the nominee's or incumbent's age as of March 1, 2001, is set forth below. Unless otherwise indicated, each nominee or incumbent has held his or her present position for at least five years.

Should you choose not to vote for a nominee, you may list on the proxy the name of the nominee for whom you choose not to vote and mark your proxy under Proposal No. 1 for all other nominees, or vote your shares by telephone or computer as described on the proxy voting instruction card. Should any nominee become unable to accept nomination or election as a director (which is not now anticipated), the persons named in the enclosed proxy will vote for such substitute nominee as may be selected by the board of directors, unless the size of the board is reduced.

The Governance Committee has recommended to the board of directors, and the board approved, effective as of May 14, 2001, a reduction in the size of the board from twelve to nine members. This reduction will be achieved by not filling the vacancies created by the retirements of Mr. Butler and Mrs. Sewell and by nominating a class of only three directors for election in the current class.

       NOMINEES FOR ELECTION TO TERMS EXPIRING AT THE 2004 ANNUAL MEETING


[PHOTO OF                LINDA G. ALVARADO, 49, president of Alvarado
LINDA G. ALVARADO]       Construction, Inc., a Denver-based commercial and
                         industrial general contractor. Director since 1992.
                         (Also a director of Engelhard Corp., Lennox
                         International, Inc., Minnesota Mining and Manufacturing
                         Company, NewPower Holdings, Inc., The Pepsi Bottling
                         Group Inc., and Qwest Communications International,
                         Inc.)


[PHOTO OF                JOHN S. MCFARLANE, 52, president and chief executive
JOHN S. MCFARLANE]       officer, as of March 19, 2001, of Nexsi Systems
                         Corporation, a provider of high-performance network infrastructure solutions. Formerly president, Network
                         Service Provider Division, Sun Microsystems, Inc.,
                         1999-2001, president of Sun's Solaris Software
                         Division, 1998-1999, vice president of Solaris and Network Software, 1997, and vice president, Broadband
                         Networks of Nortel Networks, 1990-1997. Director since
                         2000. (Also a director of Resonate Inc.)

[PHOTO OF                ERNIE GREEN, 62, president and chief executive officer
ERNIE GREEN]             of Ernie Green Industries, Inc., a manufacturer of
                         automotive components. Director since 1997. (Also a director of Dayton Power & Light, Inc. and Eaton
                         Corporation.)


        INCUMBENT DIRECTORS WHOSE TERMS EXPIRE AT THE 2003 ANNUAL MEETING

[PHOTO OF                COLIN G. CAMPBELL, 65, chairman and president of The
COLIN G. CAMPBELL]       Colonial Williamsburg Foundation. Formerly president of
                         Rockefeller Brothers Fund, 1988-2000. Director since
                         1977. (Also director of Sysco Corporation and
                         Rockefeller Financial Services.)

[PHOTO OF                JAMES H. KEYES, 60, chairman and chief executive
JAMES H. KEYES]          officer of Johnson Controls, Inc., a supplier of
                         automotive seating, interiors and batteries and nonresidential building control systems and energy and facility management. Director since 1998. (Also a director of LSI Logic Corporation and Federal Reserve
                         Bank of Chicago.)

[PHOTO OF                JESSICA P. EINHORN, 53, consultant, since 2000, with
JESSICA P. EINHORN]      Clark & Weinstock (a firm specializing in strategic
                         communication and public affairs consulting). Formerly
                         Visiting Fellow, 1998-1999, at the International
                         Monetary Fund, and Managing Director for Finance and
                         Resource Mobilization, 1996-1998, and vice president and treasurer, 1992-1996, with The World Bank. Director since 1999. (Also a director of Bankers Trust Company.)

        INCUMBENT DIRECTORS WHOSE TERMS EXPIRE AT THE 2002 ANNUAL MEETING


[PHOTO OF                MICHAEL J. CRITELLI, 52, chairman and chief executive
MICHAEL J. CRITELLI]     officer, since 1997, of Pitney Bowes Inc. Formerly vice
                         chairman and chief executive officer, 1996, and vice chairman, 1994-1996, of Pitney Bowes Inc. Director since 1994. (Also a director of Eaton Corporation.)

[PHOTO OF                MICHAEL I. ROTH, 55, chairman and chief executive
MICHAEL I. ROTH]         officer of The MONY Group Inc. (formerly Mutual of New
                         York). Director since 1995. (Also a director of The
                         MONY Group.)

[PHOTO OF                HERBERT L. HENKEL, 52, chairman, president and chief
HERBERT L. HENKEL]       executive officer of Ingersoll-Rand Company, a
                         manufacturer of industrial products and components.
                         Formerly president and chief operating officer of Ingersoll-Rand Company, 1999, president and chief operating officer of Textron Inc., 1999, executive vice president and chief operating officer, 1998-1999, Textron Inc., and president of Textron Industrial
                         Products, 1995-1998. Director since 1999. (Also a director of Ingersoll-Rand Company.)


COMMITTEES OF THE BOARD OF DIRECTORS

The board met eleven times in 2000 and each director attended at least 75 percent of the total number of board meetings and meetings held by the board committees on which he or she served during 2000.

Members of the board serve on one or more of the seven committees described below. Except for Mr. Critelli, who is a member of the Executive Committee, directors who are also employees of the company do not serve on board committees.

The AUDIT COMMITTEE, which met three times in 2000, monitors the financial reporting standards and practices of the company and the company's internal financial controls to ensure compliance with the policies and objectives established by the board of directors. The committee recommends to the board for stockholder approval an independent accounting firm to conduct the annual audit, and discusses with the company's independent accountants the scope of their examinations, with particular attention to areas where either the committee or the independent accountants believe special emphasis should be directed. The committee reviews the annual financial statements and independent accountants' report, invites the accountants' recommendations on internal controls and on other matters, and reviews the evaluation given and corrective action taken by management. It reviews the independence of the accountants and their fees. It also reviews the company's internal accounting controls and the scope and results of the company's internal auditing activities, and submits reports and proposals on these matters to the board. Members are Michael I. Roth (Chair), Ernie Green, Herbert L. Henkel, and James H. Keyes.

The CORPORATE RESPONSIBILITY COMMITTEE, which met three times in 2000, oversees the company's law and ethics compliance programs, and monitors the company's policies and programs concerning stockholders, customers, employees, and the com-munities in which the company operates. The policies and programs that the committee monitors include employee relations, investor relations, environmental protection, postal and governmental relations, employee safety and product safety. Members are Linda G. Alvarado (Chair), Colin G. Campbell, Jessica P. Einhorn, John S. McFarlane, and Phyllis Shapiro Sewell.

The E-COMMERCE AND TECHNOLOGY COMMITTEE, which met three times in 2000, monitors the company's programs for electronic commerce-based product offerings and its technology development and partnering initiatives. The committee also reviews these programs in the context of the company's long-term strategic planning in both new and existing businesses and markets. Members are Ernie Green (Chair), Jessica P. Einhorn, Herbert L. Henkel, James H. Keyes, and John S. McFarlane.

The EXECUTIVE COMMITTEE, which met once in 2000, can act, to the extent permitted by Delaware corporation law and the company's Restated Certificate of Incorporation and its By-laws, on all matters concerning management of the business which may arise between scheduled board of directors meetings, unless otherwise limited by the committee's charter. Mr. Critelli (Chair) is a member for the full twelve-month term; each of the non-employee directors serves a four-month term.

The EXECUTIVE COMPENSATION COMMITTEE, which met seven times in 2000, oversees the company's executive compensation program, including establishing the company's executive compensation policies and undertaking an annual review of all components of compensation to ensure that the company's objectives are appropriately achieved. The committee is also responsible for certain administrative aspects of the company's compensation plans (see "Executive Officer Compensation" beginning on page 12) and the 1996 Pitney Bowes Employee Stock Purchase Plan, and recommends changes in such plans. It also recommends performance targets, and grants, or recommends for grant, incentives in the forms permitted under the Pitney Bowes Key Employees' Incentive Plan, and grants, or recommends for grant, incentives under the Pitney Bowes 1991 Stock Plan. Grants to certain Key Executives, as described on page 18, are recommended by the Executive Compensation Committee and approved by the independent direc-tors of the board. All other grants are approved by the Executive Compensation Committee. Members are Phyllis Shapiro Sewell (Chair), Linda G. Alvarado, William E. Butler, Colin G. Campbell, and James H. Keyes.

The FINANCE COMMITTEE, which met five times in 2000, reviews the company's financial condition and evaluates significant financial policies, oversees the company's retirement plans, advises management and recommends financial action to the board. The committee's duties include monitoring the company's current and projected financial condition and reviewing and approving major investment decisions, and oversight of the financial operations of the company's retirement, savings, and post-retirement benefit plans and retirement funds to ensure that plan liabilities are adequately funded and plan assets are prudently managed. The committee recommends for approval by the board the establishment of new plans and any amendments that materially affect cost, benefit coverages, or liabilities of the plans. Members are William E. Butler (Chair), Jessica P. Einhorn, Ernie Green, Herbert L. Henkel, and Michael I. Roth.

The GOVERNANCE COMMITTEE, which met six times in 2000, recommends nominees for election to the board of directors, recommends membership and duties of the board committees, reviews officers' potential for growth, and, with the chief executive officer, is responsible for succession planning and ensuring management continuity. The committee reviews and evaluates the effectiveness of corporate administration and its governing documents, and reviews and monitors company programs and policies relating to directors. Members are Colin G. Campbell (Chair), Linda G. Alvarado, William E. Butler, Michael I. Roth, and Phyllis Shapiro Sewell.


DIRECTORS' COMPENSATION

DIRECTORS' FEES. Each director who is not an employee of the company receives an annual fee of $30,000 and $1,100 for each board and committee meeting attended. Committee chairs receive an additional $400 for each committee meeting that they chair. Directors who are employees of the company receive no additional compensation for serving as a director of the company. All directors are reim-bursed for their out-of-pocket expenses incurred in attending board and committee meetings.

DIRECTORS' STOCK PLAN. Under the Directors' Stock Plan, each director who is not an employee of the company receives an annual award of 1,400 shares of restricted stock. The shares carry full voting and dividend rights but, unless certain conditions are met, may not be transferred or alienated until the later of (1) termination of service as a director, or, if earlier, the date of a change of control, or (2) the expiration of the six-month period following the grant of such shares. The Directors' Stock Plan permits certain dispositions of stock granted under the restricted stock program provided that the director effecting the disposition had accumulated and will retain common stock equal to a minimum $350,000 in market value. Permitted dispositions are limited to (i) transfer to a family member or family trust or partnership, and (ii) donations to charity after the expiration of six months from date of grant. The original restrictions would continue to apply to the donee except that a charitable donee would not be bound by the restriction relating to termination of service from the board.

Since the approval of the Directors' Stock Plan by stockholders in 1991, the common stock of the company has twice undergone a two-for-one split, in 1992 and 1997, respectively. In addition, the annual grant was increased in 1997 in connection with the discontinuation of the Directors' Retirement Plan, as described below. On May 8, 2000, an aggregate of 12,600 restricted shares was awarded, with each of the nine non-employee directors then serving receiving 1,400 shares of restricted common stock. Upon the effective date of his election to the board of directors, Mr. McFarlane received a grant of restricted stock prorated to reflect the number of months of his service as a director for the twelve-month period ending May 14, 2001. Mr. McFarlane was granted 875 shares of restricted common stock as of October 2, 2000. Ownership of shares granted under the Directors' Stock Plan is reflected in the table on page 5 showing security ownership of executive officers and directors.

DIRECTORS' DEFERRED INCENTIVE SAVINGS PLAN. The company maintains a Directors' Deferred Incentive Savings Plan under which directors may defer all or part of the cash portion of their compensation. Deferred amounts will be notionally "invested" in any combination of several institutional investment funds, or may be used to invest in options to purchase common stock of the company. The number of options granted is calculated by dividing the cash amount deferred by the individual director by the fair market value of the shares on the date of the option grant, and multiplying that quotient by two.

Stock options selected by directors as an investment vehicle for deferred compensation are granted through the Directors' Stock Plan. The Directors' Stock Plan permits the exercise of stock options granted after October 11, 1999 during the full remaining term of the option by directors who have terminated service on the Board provided that service on the Board is terminated (i) after ten years of service on the Board, or (ii) due to director's death or disability, or
(iii) due to the director having attained mandatory directors' retirement age. The Directors' Stock Plan also permits the donation of vested stock options, regardless of date of grant, to family members and family trusts or partnerships.

DIRECTORS' RETIREMENT PLAN. The company's Directors' Retirement Plan was discontinued and benefits previously earned by directors were frozen as of May 12, 1997. Under this plan, there is no benefit paid to a director who served for less than five years as of May 12, 1997. A director who had met the five-year minimum vesting requirement as of May 12, 1997 will receive an annual retirement benefit calculated as 50 percent of the director's retainer in effect as of May 12, 1997, and a director with more than five years of service at retirement will receive an additional 10 percent of such retainer for each year of service over five, to a maximum of 100 percent of such retainer for ten or more years of service. The annual retainer fee in effect as of May 12, 1997 was $30,000. The annual retirement benefit is paid for life to a director who (i) leaves the board at or after age 60, or (ii) leaves the board prior to age 60 but defers commencement of receipt of benefits until age 60. A director who leaves the board and who elects receipt of benefits before age 60 will receive the annual retirement benefit only during a period equal to the number of years that the director had served on the board as of May 12, 1997.

EXECUTIVE OFFICER COMPENSATION

The Executive Compensation Committee (the "Committee"), which is composed of five independent (non-employee) directors, oversees the company's executive compensation programs and establishes its executive compensation policies. (A description of the Committee's duties appears on page 10.) The Committee reports on executive compensation to all of the independent directors of the board (the "Independent Directors") and makes recommendations to the Independent Directors regarding specific executive officer compensation matters with respect to which the Independent Directors have final approval. (See "Report on Executive Compensation" beginning on page 17.)

SUMMARY COMPENSATION TABLE. The following table (Table I) shows all compensation paid or granted, during or with respect to the 2000 fiscal year and the two previous fiscal years, to the chief executive officer and to the four other highest paid executive officers for services rendered to the company and its subsidiaries during 2000. (Persons in this group are referred to herein individually as a "Named Executive Officer" and collectively as the "Named Executive Officers," and, unless otherwise noted, the titles listed are the titles held as of the end of the 2000 fiscal year.)

                                     TABLE I
                           SUMMARY COMPENSATION TABLE

                                                                                      LONG-TERM
                                                    ANNUAL COMPENSATION             COMPENSATION
                                             --------------------------------    ------------------
                                                                                 GRANTS     PAYOUTS
                                                                                 ------    --------
                                                                                           LONG-TERM
                                                                                           INCENTIVE
                                                        ANNUAL    OTHER ANNUAL               PLAN      ALL OTHER
                                             SALARY    INCENTIVE  COMPENSATION    STOCK     PAYOUTS  COMPENSATION
                                               ($)        ($)        ($)(1)      OPTIONS    ($)(2)      ($)(3)
  NAME AND PRINCIPAL POSITION        YEAR     (000)      (000)        (000)        (#)       (000)       (000)
--------------------------------     ----    ------    ---------  ------------   -------    -------  ------------
Michael J. Critelli ................  00      919.0      600.0         __        400,000     873.4       94.2
Chairman and Chief Executive          99      845.8      930.5         __        150,000   1,185.0      100.7
Officer                               98      791.7    1,200.0         __        140,000   1,511.5      115.1

Marc C. Breslawsky .................  00      820.4      525.0         __        375,000     806.3       87.3
President and Chief Operating         99      766.2      766.3         __        125,000   1,086.3       78.9
Officer                               98      718.8      950.0         __        120,000   1,511.5       94.5

Murray D. Martin ...................  00      425.8      361.9         __        108,000     349.4       50.3
Executive Vice President              99      378.3      381.7        54.3        36,000     414.8       47.9
and Group President,                  98      360.0      316.0         __         36,000     286.8       46.0
Global Mailing Systems(4)

Matthew S. Kissner .................  00      425.1      294.7         __        108,000     349.4       40.8
Executive Vice President              99      368.1      311.4         __         46,000     444.4       58.6
and Group President,                  98      334.9      341.1         __         50,000     344.3       47.1
Pitney Bowes Small Business
and Financial Services

John N. D. Moody ...................  00      462.9      252.0         __        108,000     349.4       42.4
Executive Vice President--            99      437.9      332.1         __         36,000     464.1       59.6
Office of the Chairman(5)             98      411.7      453.0         __         50,000     558.2       57.9

----------

(1) Included company-paid spousal travel costs of $26,782 and amounts reimbursed during 1999 for related taxes of $22,404.

(2) The value shown for 2000 is the value of the payout of Cash Incentive Units ("CIUs") granted during 1998 to each of the Named Executive Officers. Payout under the CIUs was based on the magnitude of achievement against the financial performance criteria over the three-year period ending December 31, 2000. (See footnote 1 to Table IV on page 16.)

(3) Amounts shown for 2000 include, respectively, contributions to the Pitney Bowes 401(k) Plan (a tax-qualified plan under Internal Revenue Code Section 401(k)) and the Pitney Bowes Restoration Plan (a non-qualified deferred compensation matching program), and an allowance for financial counseling, including income taxes payable with respect to such allowance, for each of the Named Executive Officers as follows: Mr. Critelli, $6,120, $74,313, and $13,774; Mr. Breslawsky, $6,120, $61,802, and $19,334; Mr. Martin, $6,120,
     $26,551, and $17,631; Mr. Kissner, $6,800, $22,629, $11,355; and Mr. Moody,
     $6,120, $22,501, and $13,774.

(4) Mr. Martin was elected to the office of Executive Vice President and Group President, Global Mailing Systems as of February 12, 2001. Prior to that date, he served as Executive Vice President and Group President, Pitney Bowes International.

(5) Mr. Moody was elected to the office of Executive Vice President-Office of the Chairman as of March 6, 2001. Prior to that date, he served as Executive Vice President and Group President, U.S. Mailing Systems.

Shown in Table II below is information regarding options granted in 2000 to the Named Executive Officers.


                                    TABLE II

                           STOCK OPTION GRANTS IN 2000

                                                                                             NET POTENTIAL
                                                                                          REALIZABLE VALUE AT
                                                                                         ASSUMED ANNUAL RATES
                                                                                            OF STOCK PRICE
                                              PERCENTAGE OF                                 APPRECIATION FOR
                                     OPTIONS  TOTAL OPTIONS                                 OPTION TERM(3)
                                     GRANTED   GRANTED TO   EXERCISE OR                   -------------------
                                     IN 2000    EMPLOYEES   BASE PRICE                     5% ($)     10% ($)
      NAME                             (#)       IN 2000     ($/SHARE)   EXPIRATION DATE    (000)      (000)
-----------------------------        -------    ---------   ----------    -------------   --------    -------

Michael J. Critelli .............   150,000        1.60%     47.53(1)      Feb. 13, 2010   4,484.0    11,363.0
                                    250,000        2.67%     27.66(2)      Oct. 19, 2010   4,349.0    11,021.0
Marc C. Breslawsky ..............   125,000        1.34%     47.53(1)      Feb. 13, 2010   3,736.0     9,469.0
                                    250,000        2.67%     27.66(2)      Oct. 19, 2010   4,349.0    11,021.0
Murray D. Martin ................    36,000        0.38%     47.53(1)      Feb. 13, 2010   1,076.0     2,727.0
                                     72,000        0.77%     27.66(2)      Oct. 19, 2010   1,252.0     3,174.0
Matthew S. Kissner ..............    36,000        0.38%     47.53(1)      Feb. 13, 2010   1,076.0     2,727.0
                                     72,000        0.77%     27.66(2)      Oct. 19, 2010   1,252.0     3,174.0
John N.D. Moody .................    36,000        0.38%     47.53(1)      Feb. 13, 2010   1,076.0     2,727.0
                                     72,000        0.77%     27.66(2)      Oct. 19, 2010   1,252.0     3,174.0

----------

(1) The exercise price for each option equals the market price of a share of the company's common stock on the date of grant. The options become exercisable in installments over a three-year period: one-third after the first year, an additional one-third after the second year, and the remaining one-third after the third year.

(2) The exercise price for each option equals the market price of a share of the company's common stock on the date of grant. The options vest over a four-year period, with one-sixth of the options vesting in 2002, one-third in 2003, one-third in 2004, and the remaining one-sixth in 2005.

(3) The 5 and 10 percent growth rates, which are specified by the Securities and Exchange Commission, illustrate that the potential future value of the options to the Named Executive Officer is linked directly to the future growth of the price of the company's common stock. Because the exercise price for options granted equaled the market price of the common stock on the date of grant, no gain to the Named Executive Officer is possible without an increase in the stock price, which would benefit the company's stockholders as a whole. The 5 and 10 percent growth rates are intended for illustration only and are not intended to be predictive of future growth; the actual value, if any, that may be realized by any Named Executive Officer will depend on the market price of the common stock on the date of exercise.

Shown in Table III below is information regarding the exercise of options in 2000 by the Named Executive Officers and information regarding their total outstanding options as of December 31, 2000.


                                    TABLE III

            OPTIONS EXERCISED IN 2000 AND 2000 YEAR-END OPTION VALUES

                                                                NUMBER OF
                                                          SECURITIES UNDERLYING            NET VALUE OF
                               SHARES                      UNEXERCISED OPTIONS       UNEXERCISED IN-THE-MONEY
                              ACQUIRED       NET VALUE     AT YEAR-END (#)(1)       OPTIONS AT YEAR-END ($)(2)
                             ON EXERCISE     REALIZED   --------------------------  ---------------------------
          NAME                   (#)            ($)     EXERCISABLE  UNEXERCISABLE  EXERCISABLE   UNEXERCISABLE
 ----------------------      ----------      --------   -----------  -------------  -----------   -------------
Michael J. Critelli ........    46,410      1,003,628     270,857       546,667       4,224,233      8,281,250
Marc C. Breslawsky .........    72,000      2,641,000     432,266       498,334      10,288,625      8,281,250
Murray D. Martin ...........    12,800        335,667     110,200       144,000       1,464,125      2,385,000
Matthew S. Kissner .........     2,500         38,594      86,501       156,855         822,626      2,385,000
John N. D. Moody ...........    12,800        361,601     106,301       148,667       2,019,565      2,385,000

----------

(1) These columns show the aggregate totals of options granted during the period 1991 through 2000. The number of shares subject to the options has been adjusted to reflect the two-for-one stock splits effected in 1992 and 1997. All options granted prior to 1993 become exercisable in installments over a three-year period, 25 percent after the first year, an additional 25 percent after the second year, and the remaining 50 percent after the third year; and, with the exception of the October 2000 grant, the terms of which are set forth in footnote 2 to Table II on page 14, options granted during and after 1993 become exercisable one-third after the first year, an additional one-third after the second year, and the remaining one-third after the third year.

(2) These values are based on $33.125 per share, the market price of a share of common stock as of December 31, 2000, net of exercise prices, which range from $14.8107 to $65.7190 per share (adjusted to reflect the 1992 and 1997 stock splits). In all cases, the exercise price equaled the market price of a share at the date of grant.


Table IV, which follows, shows detailed information regarding long-term incentives (other than options) granted under the Key Employees' Incentive Plan in 2000. Long-term incentives are contingent upon the attainment of one or more specified performance objectives. Specified payments, if any, under the terms of these incentives are paid only to the extent that the stated performance objectives are achieved. In 2000, a committee of the board of directors, consisting solely of all non-employee directors, granted Cash Incentive Units ("CIUs"), as long-term incentives. CIUs represent a defeasible right to receive cash, the receipt and amount of which are contingent upon the extent to which specified performance objectives are attained during the related three-year period.

                                    TABLE IV

                         2000 LONG-TERM INCENTIVE GRANTS

                                                                              ESTIMATED FUTURE PAYOUTS
                                                                    ---------------------------------------------
                                              PERFORMANCE OR OTHER  THRESHOLD          TARGET            MAXIMUM
                               NUMBER OF          PERIOD UNTIL      ---------          -------           --------
                            CASH INCENTIVE        MATURATION OR      CIU ($)           CIU ($)           CIU ($)
        NAME                   UNITS (1)           PAYOUT (1)         (000)             (000)             (000)
-----------------------        --------         -----------------     -----            -------           -------
Michael J. Critelli             700,000       December 31, 2002       5.3                700             1,400
Marc C. Breslawsky              625,000       December 31, 2002       4.7                625             1,250
Murray D. Martin                260,000       December 31, 2002       2.0                260               520
Matthew S. Kissner              260,000       December 31, 2002       2.0                260               520
John N. D. Moody                260,000       December 31, 2002       2.0                260               520

----------

(1) CIUs granted under the Key Employees' Incentive Plan ("KEIP") represent a defeasible right to receive cash payments if certain earnings per share and return on stockholders' equity performance criteria are achieved over the three-year period ending December 31, 2002. CIUs that will mature on December 31, 2002 will pay $0/CIU if the threshold performance levels are not met. The CIUs will have a value of $.0075 to $2.00 per unit if the threshold earnings per share and return on stockholders' equity performance criteria are met or exceeded, depending on the actual magnitude of achievement.


EXECUTIVE CONTRACTS

In October 2000, the company entered into an agreement with Marc C. Breslawsky. The agreement provides for the payment of certain benefits to Mr. Breslawsky in the event of Mr. Breslawsky's resignation from the company at its request, including resignation as a result of Mr. Breslawsky's employment with Office Systems in connection with the spin-off of that business. Under the agreement, separation pay totaling $2,805,000 would be ratably paid to Mr. Breslawsky commencing on his date of resignation and ending on March 31, 2004. During this period, he would be entitled to continue his medical and dental benefits on the same terms and conditions as he was provided them at the time of his resignation. The agreement represents the entire commitment of the company to pay Mr. Breslawsky separation pay, except that if there is a change of control of the company prior to his termination, Mr. Breslawsky would be entitled to certain severance rights under the company's Senior Executive Severance Policy, which would be offset by payments made under the agreement.

Under the company's Key Employees' Incentive Plan ("KEIP") and pursuant to the agreement, Mr. Breslawsky would receive a prorated Annual Incentive award based on the number of months of completed service with the company during the year of resignation and based on the company's and Mr. Breslawsky's performance rating. In addition, Mr. Breslawsky's active participation in the Long-Term Incentive Program would cease as of his resignation date and he would receive a payout of the value of previously granted Cash Incentive Units based on his completed service as of his resignation date and based on the achievement of certain performance targets specified in the original CIU awards. If his resignation occurs during the calendar year, the value of each of his CIUs would be prorated based on his completed service during the year of resignation. The Annual Incentive award and CIU values would be in lieu of any incentive pay to which Mr. Breslawsky may otherwise be entitled under any plan, program or arrangement of the company based on his termination of employment. The timing and form of the payment of the Annual Incentive and CIU awards would be made in accordance with provi-sions applicable to all executives covered by these incentive arrangements. With respect to perquisites, Mr. Breslawsky would be permitted to retain his company-provided automobile and would continue to have access to company-provided financial counseling services for 12 months following his resignation. Both of these perquisites would be provided in a manner consistent with the provision of such perquisites to other similarly situated former executives.

In addition, the agreement provides for his waiver and release of claims against the company and imposes on him restrictive covenants relating to confidentiality, non-competition, non-solicitation of key employees, non-solicitation of customers and non-disparagement of the company. If Mr. Breslawsky breaches any of these covenants and fails to correct the violation within 90 days, the company is entitled to cease the payment of benefits under the agreement. If it is determined that Mr. Breslawsky breached the agreement, he would be required to reimburse the company for the full value of separation pay and other benefits provided to him under the agreement during the period of his breach and to compensate the company for any actual economic damages suffered by the company as a result of his breach.

In a letter dated October 27, 2000, the company explained to Mr. Breslawsky that his benefits and rights under certain employee benefits plans and incentives programs of the company in which he participated prior to the existence of the agreement would be administered in accordance with the applicable provisions of such plans and programs and in a manner consistent with the way the company administered such plans and programs for similarly situated former employees.

In addition, the company provided Mr. Breslawsky with a letter dated October 27, 2000 in which it indicated that Mr. Breslawsky would be offered the position of Chief Executive Officer if it established a new company comprised of the Office Systems business and if that new company was spun off from the company in a separate transaction. The letter also set forth the terms of Mr. Breslawsky's proposed compensation, benefits and incentive package which would be subject to approval of the board of directors of the newly spun-off company.


REPORT ON EXECUTIVE COMPENSATION
INTRODUCTION

The Executive Compensation Committee (the "Committee"), consisting of five Independent Directors, is responsible for the company's executive compensation policies and programs. The Committee recommends certain policies, programs and specific actions regarding the compensation of the most highly compensated executives (referred to as "Key Executives") to all of the Independent Directors for final approval. This includes the compensation of the Named Executive Officers presented in the preceding compensation tables (see Tables I through IV on pages 13 to 16 above). For executives other than Key Executives (referred to herein as "Executives"), the Committee establishes the compensation policies and grants incentive awards and stock option grants.

The four main objectives of the executive compensation program are:

(1) To align compensation opportunities with stockholder interests;

(2) To provide compensation which is competitive when compared to various markets in which the company competes for executive talent;

(3) To divide total compensation between annual and long-term components with a significant long-term performance related component; and

(4) To place a significant portion of compensation at risk subject to performance against objectives.

The Committee views stock options and other equity-related arrangements as key elements to focus executives on increasing shareholder value. Beginning in 1997 the company implemented a Stock Ownership Policy, which requires Key Executives to own a significant amount of company stock measured by a pre-established multiple of their respective base salaries.

In 2000 the Committee reviewed material provided by the company's primary executive compensation consulting firm and other such firms. Since the company competes in a marketplace for executive talent which is broader than the group of companies in the proxy peer group, the compensation program was compared to a broad sample principally comprised of Fortune 500 companies. The Committee concluded that the company's total compensation program continues to meet the objectives of the program.


ANNUAL COMPENSATION

BASE SALARY. In general, the company aligns base pay for Executives with the competitive market median for base pay. The pay review considers level of experience, individual performance compared with annually established financial and non-financial unit and individual objectives, and competitive market salary rates for similar positions.

ANNUAL INCENTIVE COMPENSATION ("ANNUAL INCENTIVES"). All Key Executives and Executives are eligible for Annual Incentives for achieving challenging financial, leadership and operational objectives that are established at the beginning of each year. Annual Incentives are expressed as a percentage of base salary ranging from 0% to a pre-established maximum target award. Less than the target award is paid for performance falling between a threshold performance level and the target. The target award is paid for meeting the pre-established objectives and the maximum award is paid for exceptional performance. No amount is paid for performance that falls below threshold expectations. To determine Annual Incentive awards, the Committee performs a detailed review of the company's, business unit's and the individual executive's performance for the year against objectives established at the beginning of the fiscal year.


LONG-TERM INCENTIVES

The company currently utilizes two principal types of long-term incentives: Cash Incentive Units ("CIUs") and stock options. The Committee uses these performance-driven components to link executive compensation to longer term internal company performance and to external market performance of the company's stock price.

CASH INCENTIVE UNITS. CIUs are granted only to Key Executives. Their value is based on the achievement of pre-established financial objectives over a three-year period. Amounts are paid only to the extent that the pre-established performance objectives are achieved. If the company's performance meets the pre-established target objectives, Key Executives earn $1.00 for each CIU granted. The value of CIUs is reduced proportionately to zero for performance falling below a threshold earnings per share growth rate. Payment reaches a maximum value of $2.00 for each CIU when the performance equals or exceeds the maximum performance levels.

For the three-year performance period ending on December 31, 2000, the payout for previously granted CIUs was $1.34375 per unit.

STOCK OPTIONS. Stock options are granted to Key Executives and Executives with an exercise price equal to the market price of the stock on the date of grant. The potential future value of stock options is dependent solely upon the future increase in the price of the company's stock. Stock option award levels are based on each executive's position level and performance as well as the competitive level of option grants for comparably situated executives. Options have a ten-year exercise period, and typically become exercisable in installments during the first three years following their grant.

On October 20, 2000, the board of directors approved a special grant of stock options. The October 20, 2000 grants were made in substitution of, and not in addition to, grants that would otherwise have been made in 2001 and 2002 as part of the Key Executives' and executives long-term incentive compensation. The special grants were made to assist the company in retaining executive talent in light of the current depressed stock price and the resultant negative impact on the value of previously granted stock options. The terms of the October 20, 2000 awards provide that they will be forfeited if the employee terminates employment before February 1, 2002, except in certain circumstances (e.g., retirement or sale of a business). While the Committee and the board anticipate making additional grants to certain executives in appropriate circumstances, it is planned that no more stock options will be awarded than would otherwise have been awarded under this program during the 2000-2002 period.

RESTRICTED STOCK. Annual grants of restricted stock are not presently part of the company's executive compensation program. However, grants of restricted stock may occur in the future as warranted by changing competitive conditions.

COMPENSATION OF THE
CHIEF EXECUTIVE OFFICER

The chief executive officer's compensation is based on the same compensation objectives and policies applicable to all Key Executives, and includes base salary, Annual Incentives, CIUs and stock option grants.

The Committee meets annually without the CEO and evaluates his performance compared with previously established financial and non-financial goals. The Committee reaches a consensus and recommends an appropriate compensation adjustment to the Independent Directors for their approval. This meeting is an executive session of Independent Directors only.

As of February 1, 2000, Mr. Critelli's annual base salary was increased from $850,000 to $925,000, an 8.8 percent increase. The Committee recommended this increase following review and discussion of competitive compensation data for CEO positions, and recognition of Mr. Critelli's successful 1999 accomplishments of various corporate objectives. Mr. Critelli's Annual Incentive payout for 2000 performance was $600,000. The payout was based on the company results from continuing operations and for exceeding expectations in light of challenging strategic objectives. In February 2000, Mr. Critelli was awarded 700,000 CIUs that are subject to the attainment of cumulative earnings per share and return on stockholder equity objectives to be measured over the three-year performance period ending December 31, 2002. Mr. Critelli was also granted stock options in February 2000 to purchase 150,000 shares of company common stock. These awards were recommended by the Committee and approved by the Independent Directors based on competitive award levels granted by comparator companies and the assessment that Mr. Critelli had made, and continues to make, significant contributions to the overall success of the company. On October 20, 2000 Mr. Critelli was granted stock options to purchase 250,000 shares of company common stock as part of the special grant described above. Since the plan limits the annual maximum number of shares that may be granted to an employee to 400,000, Mr. Critelli's October 20, 2000 grant was smaller than the total grants he would normally have received in 2001 and 2002, and the balance of the options will be granted to him in 2001.


DEDUCTIBILITY OF COMPENSATION UNDER
INTERNAL REVENUE CODE SECTION 162 (M)

Publicly traded corporations generally are not permitted to deduct compensation in excess of $1 million paid to certain top executives unless the compensation qualifies for an exception as "performance-based compensation." The company believes it has complied, and in the future generally intends to comply with the requirements for full deductibility wherever possible. The company will, however, weigh the benefits of compliance with Section 162(m) against the potential burdens of such compliance, and reserves the right to pay compensation that may not be fully deductible if it determines that it is in the company's best interest to do so. In this regard, it is the company's expectation that compensation under applicable incentive programs described herein will normally be performance-based compensation and thus qualify for deductibility under
Section 162(m).


The Executive Compensation Committee of the Board of Directors

Phyllis Shapiro Sewell, Chair
Linda G. Alvarado
William E. Butler
Colin G. Campbell
James H. Keyes


SEVERANCE AND CHANGE OF CONTROL ARRANGEMENTS

The incentive plans described above (see "Executive Officer Compensation" beginning on page 12), the Pitney Bowes Severance Plan, and Senior Executive Severance Policy provide for a period of continued income and continued benefit under grants made pursuant to such incentive plans to employees who are terminated by certain actions of the company. These provisions are also intended to encourage all employees, including the Named Executive Officers, to continue to carry out their duties in the event of the possibility of a Change of Control. "Change of Control" is defined in the Severance Plan, Senior Executive Severance Policy, and in the incentive plans as the acquisition of 20 percent or more of the company's common stock or 20 percent or more of the combined voting power of all voting securities by an individual, entity or group, or a change of more than a majority of the board other than by approval of the then-current board, or approval by the stockholders of a reorganization, merger, or dissolution of the company.

The Pitney Bowes Severance Plan dated December 12, 1988, as amended, provides for the payment of severance to employees, including the Named Executive Officers, whose employment with the company or any of its United States subsidiaries is terminated under certain circumstances (exclusive of a Change of Control). Severance will consist of a minimum of one week of pay for each full year of service (a fraction thereof for a partial year of service), with a minimum of two weeks' pay, and a maximum of two years' pay. The Severance Plan also provides that employees (exclusive of executives covered under the Senior Executive Severance Policy) whose employment is terminated or whose position, authority, pay or benefits are diminished within two years after a Change of Control will be entitled to severance pay on the basis of their position levels and seniority.

The Senior Executive Severance Policy, originally adopted by the board of directors in December, 1995, and amended and restated as of January 1, 2000, provides for the payment of severance to certain senior executive employees, including the Named Executive Officers, whose employment with the company is terminated within two years after a Change of Control. The Senior Executive Severance Policy provides that a covered employee whose employment is terminated, whose position, authority, pay or benefits are diminished or who is relocated within two years after a Change of Control, or who voluntarily terminates employment during the 30-day period immediately following the first anniversary of the date of the Change of Control, will be entitled to, among other things, severance pay in an amount equal to a multiple of the sum of the employee's annual base salary and highest Annual Incentive received in any of the three years preceding termination, and the continuation of certain welfare benefits for a period of time following termination of employment. The Policy provides for a multiple of three for certain senior executive employees covered by the Policy, including the named Executed Officers. The Policy provides for a multiple of two for all other executives covered by the Policy.

The 1991 Stock Plan provides that, in the event of a Change of Control, outstanding options granted under the plan to any employee will become immediately and fully exercisable. The 1991 Stock Plan also provides that, in the event of a Change of Control, other outstanding stock-based incentives granted pursuant to the plan will become fully vested, with all performance objectives deemed fully satisfied except for transfer restrictions, if any, required for exempt treatment under Section 16 of the Securities Exchange Act of 1934, as amended, or any other applicable law.

Also, the KEIP provides that in the event of a Change of Control, Executives, including the Named Executive Officers, will have a vested right to Annual Incentives with respect to the year in which such Change of Control occurs and to CIUs which are then outstanding (in amounts to be determined as specified in the plan on the basis of relevant past performance of the individual executive, of his or her division and of the company, as applicable). Such Annual Incentives and CIU payments would be made shortly after the Change of Control, discounted to present value at the prime rate then in effect.

If any of these benefits, either alone or together with any other payments or benefits provided to covered senior executive employees, including a Named Executive Officer, would constitute an "excess parachute payment" subject to the 20 percent excise tax under certain provisions of the Internal Revenue Code, the Senior Executive Severance Policy provides that an additional payment would be made to each affected covered employee so that such excise tax is reimbursed on a net after-tax basis.

It is possible that no payments will ever be made pursuant to the foregoing; therefore, it is not possible to estimate the amount of any payments that may become due to any individual under the Senior Executive Severance Policy or either of the incentive plans in the event of a Change of Control.


PENSION BENEFITS

Effective September 1,1997, the company revised the Pension Plan such that the benefit payable under the Pension Plan is no longer a function solely of years of service and final average earnings. Under the revised formula, employees receive annual credits of a percentage of their earnings. The annual percentage ranges from 2% to 10% plus an additional 2% to 6% over the social security wage base and increases as the sum of age and years of service increases. "Earnings" for purposes of the plan, means the average of the five highest consecutive annual pay amounts during a participant's service with the company.

In connection with the adoption of revisions to the Pension Plan, various participants, including certain of the Named Executive Officers, will be eligible for certain "grandfather" and transition provisions that are intended to avoid undue impairment of any participant's pension as a result of the new formula. Certain long-service participants may be entitled to receive their benefit computed under the old formula, if greater than that computed under the new formula.

The annual pension benefit to which each of the Named Executive Officers would be entitled had he retired on December 31, 2000 (disregarding any limitation on vesting) expressed as a life annuity beginning at age 65 is as follows: Mr.
Critelli: $612,213; Mr. Breslawsky: $544,761; Mr. Martin: $124,007; Mr. Kissner:
$22,877; and Mr. Moody: $436,802.


REPORT OF THE AUDIT COMMITTEE

The Audit Committee functions pursuant to a charter that was last amended and restated in October, 1999, a copy of which is included as Appendix A to this Proxy Statement. As set forth in the charter, the role of the Committee is to oversee the company's financial reporting process. The board of directors, in its business judgment, has determined that all members of the Committee are "independent," as required by applicable listing standards of the New York Stock Exchange.

Management of the company is responsible for the preparation, presentation and integrity of the company's financial statements, the company's accounting and financial reporting principles and internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. The independent auditors are responsible for auditing the company's financial statements and expressing an opinion as to their conformity with generally accepted accounting principles.

In the performance of its oversight function, the Committee has considered and discussed the audited financial statements with management and the independent auditors. The Committee has also discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61, COMMUNICATION WITH AUDIT COMMITTEES, as currently in effect. Finally, the Committee has received the written disclosures and the letter from the independent auditors required by Independence Standards Board Standard No. 1, INDEPENDENCE DISCUSSIONS WITH AUDIT COMMITTEES, as currently in effect, and written confirmations from management with respect to information technology consulting services relating to financial information systems design and implementation services provided by the auditors, has considered whether the provision of information technology consulting services relating to financial information systems design and implementation and other non-audit services by the independent auditors to the company is compatible with maintaining the auditor's independence and has discussed with the auditors the auditors' independence.

Based upon the review of information received and discussions as described in this report, the Committee recommended to the board that the audited financial statements be included in the Company's Annual Report on Form 10-K for the year ended December 31, 2000 to be filed with the Securities and Exchange Commission.

The Audit Committee of the Board of Directors

Michael I. Roth, Chair
Ernie Green
Herbert L. Henkel
James H. Keyes


PROPOSAL 2: APPROVAL OF APPOINTMENT OF PITNEY BOWES' INDEPENDENT ACCOUNTANTS

The Audit Committee of the board has recommended, and the board has approved for vote by stockholders, the continuation of Pricewaterhouse-

Coopers LLP as the independent accountants for Pitney Bowes for 2001.

PricewaterhouseCoopers LLP has served in this capacity continuously since 1934. PricewaterhouseCoopers LLP has no direct or indirect financial interest in Pitney Bowes or any of its subsidiaries.


AUDIT FEES

The aggregate fees billed by PricewaterhouseCoopers LLP for professional services rendered for the audit of the company's annual financial statements for the fiscal year ended December 31, 2000 and for the reviews of the financial statements included in the company's Quarterly Reports on Form 10-Q for that fiscal year were $2.2 million, of which $1.9 million was billed as of December 31, 2000.


FINANCIAL INFORMATION SYSTEMS DESIGN AND IMPLEMENTATION FEES

The aggregate fees billed by Pricewaterhouse-Coopers LLP for professional services rendered for information technology services relating to financial information systems design and implementation for the fiscal year ended December 31, 2000 were $9.1 million. These systems are components of the Enterprise-Wide Resource planning (ERP) initiative.


ALL OTHER FEES

The aggregate fees billed by PricewaterhouseCoopers LLP for services rendered to the company, other than the services described above for the fiscal year ended December 31, 2000, were $26.2 million. These services primarily included consulting and information technology services related to the design and implementation of the non-financial system components of the ERP initiative, as well as the related change management and business process re-engineering activities. Other services included tax consulting, audits of the company's employee benefit plans, and assistance in connection with various registration statements.

THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE FOR THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS THE COMPANY'S INDEPENDENT ACCOUNTANTS FOR 2001.


PROPOSAL 3: APPROVAL OF PERFORMANCE GOALS UNDER
THE KEY EMPLOYEES' INCENTIVE PLAN

Under Section 162(m) of the Internal Revenue Code of 1986 ("IRC"), the company cannot deduct certain compensation in excess of $1 million paid to the Named Executive Officers. However, certain performance-based compensation is not subject to this limitation if the material terms of such compensation, including the maximum amounts payable to any individual and the performance goals to be used, are approved by stockholders.

In 1996, the board of directors adopted, and the stockholders approved, an amendment to the Pitney Bowes Inc. Key Employees' Incentive Plan, as amended and restated June 10, 1991 (the "KEIP"), which should satisfy the above requirements for full deductibility of compensation paid under the KEIP. IRC regulations require that the performance goals in a plan such as the KEIP be re-approved by stockholders every five years.

If the performance goals under the KEIP are not approved by the stockholders, the Cash Incentive Units granted under the KEIP on February 12, 2001 will be void. The Executive Compensation Committee may then consider other terms for incentive compensation awards.

THE KEIP. The KEIP is administered by a committee (the "Committee") of members of the board of directors who are "disinterested persons" within the meaning of Rule 16b-3 promulgated by the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended and "outside directors" within the meaning of Section 162(m) of the IRC. Key employees of the company are eligible for grants under the KEIP in an aggregate amount equal to the "Incentive Fund" amount for each calendar year. The "Incentive Fund" amount is determined by the Executive Compensation Committee of the board of directors for each calendar year prior to the end of the following year, and may not exceed (i) 4 1/2% percent of the consolidated net income of the company and its consolidated subsidiaries before provision for income taxes, as certified by the company's independent public accountants, plus (ii) an additional amount equal to any excess of the aggregate amount of the Incentive

Funds for the five preceding years over the aggregate amount of awards made for such years.

The Committee determines the recipients of grants for the most highly compensated executives under the KEIP, including the Named Executive Officers, and the terms and amounts thereof, subject to the limits of the Incentive Fund. Grants have generally taken the form of Performance Based Compensation Incentives ("Annual Incentives") and Cash Incentive Units ("CIUs"). Annual Incentives are annual cash payments which are paid based upon the achievement of preestablished corporate and/or unit performance objectives. CIUs represent a defeasible right to receive cash, the receipt and amount of which are contingent upon the extent to which specified performance criteria are achieved during the related three-year period.

PERFORMANCE GOALS UNDER THE KEIP. IRC Section 162(m) generally denies a corporate tax deduction for annual compensation exceeding $1 million paid to the chief executive officer or any of the four other most highly compensated officers of a public corporation ("Covered Employees"). Certain types of compensation, including compensation payable based upon the achievement of objective performance criteria that are approved by the stockholders, are generally excluded from this deduction limit. To permit the Committee to make grants under the KEIP that qualify for the exclusion for performance-based compensation, the KEIP was amended, with the approval of the stockholders in 1996. By approving the amendment, the stockholders approved, among other things, the performance criteria on which grants to Covered Employees may be based and the limit on the maximum amount payable to any individual Covered Employee for any fiscal year pursuant to grants made under the KEIP for purposes of IRC
Section 162(m).

It should be noted that the Committee has the authority to make grants under the KEIP that will not qualify as performance-based compensation for purposes of IRC
Section 162(m). In the event of a Change in Control (as defined in the KEIP and as discussed under Severance and Change of Control Arrangements beginning on page 19), grants that would otherwise so qualify may result in the payment of compensation that is not qualified under IRC Section 162(m).

As amended as of February 2001, the KEIP provides for grants to participants who are designated by the Committee prior to the making of a grant thereunder who are, or are expected to be as of the time that taxable income will be realized with respect to the grant, Covered Employees. Such grants may be in the form of Annual Incentives, CIUs or any other form of grant permitted under the KEIP, and will be made subject to the achievement of one or more preestablished Performance Goals, in accordance with procedures to be established by the Committee from time to time. The Committee does not have the discretion to waive or amend such Performance Goals or to increase the amount payable pursuant to such grants after the Performance Goals have been established, but it has the discretion to reduce the amount that would otherwise be payable.

"Performance Goals" under the KEIP as amended are one or more objective performance goals, established by the Committee at the time a grant is made, relating to the attainment of targets for one or any combination of the following criteria: operating income, revenues, return on stockholder equity, stock price, return on operating assets, earnings per share, achievement of cost control, or free cash flow of the company or such subsidiary, division or department of the company for or within which the participant is primarily employed. Performance Goals also may consist of attainment of specified levels of company performance based upon one or more of the criteria described above relative to prior periods or the performance of other corporations. Performance Goals are set by the Committee within the time period prescribed by IRC Section 162(m). The maximum amount payable to a Covered Employee for any fiscal year of the company pursuant to grants made under the KEIP is $5,000,000.

In addition, under the KEIP as amended, the Committee may from time to time establish procedures pursuant to which Covered Employees will be permitted or required to defer receipt of amounts payable under grants made under the KEIP.

The tax code requires that stockholders affirm the performance goals under the KEIP every five years. Proposal 3 seeks stockholder approval of the performance goals as amended.

THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE FOR PROPOSAL 3.

PROPOSAL 4: CONSIDERATION OF A STOCKHOLDER PROPOSAL

The American Federation of State, County and Municipal Employees (AFSCME) Pension Plan, whose address is 1625 L Street, N.W., Washington, D.C. 20036, the beneficial owner, as of November 22, 2000, of 3,300 shares of common stock, has notified the company in writing that it will introduce the resolution which appears below at the annual meeting. The resolution and related statement are followed by the directors' recommendation against the resolution and an explanation of the directors' opposition.

     "RESOLVED, that the stockholders of Pitney Bowes Inc. (`Pitney Bowes' or the `Company') request the Board of Directors to redeem the preference share purchase rights distributed on December 11, 1995, unless such distribution is approved by the affirmative vote of stockholders, to be held as soon as may be practicable."

                              SUPPORTING STATEMENT

As of November 16, 2000, Pitney Bowes' share price stood at $28.9375, a drop of 46% since its 52-week high of $53.75. On October 5, 2000, the Company announced that it was lowering its 2000 earnings per share estimate to $2.44-$2.48 per share, as compared to the consensus estimate of $2.58 per share. The Company's challenges are particularly acute in the Office Solutions Segment, where pricing pressure in the highly competitive copier and facsimile markets caused operating profit for the segment to decline 23 percent in the third quarter of 2000 despite an increase in revenue.

We believe this is an appropriate time for our Board of Directors to begin to eliminate management-entrenching corporate governance structures, particularly the Company's poison pill. The Board of Directors created the Company's current poison pill rights plan in December of 1995 with the distribution of Preference Share Purchase Rights to common stockholders. This plan replaced a similar one which was set to expire in February 1996.

We do not share the Board's view that our Company should have put two separate poison pill rights plans into effect without stockholder approval. We believe the terms of the rights are designed to discourage or thwart an unwanted takeover of our Company. While management and the Board of Directors should have appropriate tools to ensure that all shareholders benefit from any proposal to buy the Company, we do not believe that the future possibility of an unsolicited bid justifies the unilateral implementation of such a poison pill type device.

Rights plans like ours have become increasingly unpopular in recent years. In 2000, a majority of stockholders at seventeen companies, including Great Lakes Chemical, Quaker Oats, Dun & Bradstreet, and WorldCom, voted in favor of stockholder proposals asking management to redeem or repeal poison pills.

The effect of poison pill rights plans on the trading value of companies' stock has been the subject of extensive research. A 1986 study by the Office of the Chief Economist of the U.S. Securities and Exchange Commission on the economics of rights plans states that "The stock-returns evidence suggests that the effect of poison pills to deter prospective hostile takeover bids outweighs the beneficial effects that might come from increased bargaining leverage of the target management." A 1992 study by Professor John Pound of Harvard University's Corporate Research Project and Lilli A. Gordon of the Gordon Group found a correlation between high corporate performance and the absence of poison pills.

Given the undeniably undemocratic way in which the share rights have been assigned and maintained we believe these rights should either be redeemed or voted on by shareholders.

We urge shareholders to vote for this resolution!

THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST THIS PROPOSAL


DIRECTORS' STATEMENT IN OPPOSITION

The board of directors unanimously recommends a vote AGAINST this proposal because the board believes that company's Rights Plan is an important tool to enable your board to maximize stockholder value in the event of a proposed acquisition of control of the company and protect the company and its stockholders from unfair and coercive takeover tactics. Similar plans have been adopted by over 2200 companies, including nearly 60% of the Standard & Poor's 500.

The Rights Plan is intended to encourage potential acquirers to negotiate directly with the board. The company believes the board to be in the best position to negotiate on behalf of all stockholders, evaluate the adequacy of any potential offer and seek a higher price if there is to be a sale of the company. Further, the Rights Plan gives the company and its stockholders more time to make decisions respecting a sale of control and more power to negotiate effectively. Thus, the Rights Plan strengthens the ability of the board, ten of whose twelve members are outside directors, to fulfill its duties under Delaware law. Without the protection of the Rights Plan, the board would lose important bargaining power in negotiating a transaction with a potential acquirer or pursuing a potentially superior alternative.

Further, the Rights Plan deters coercive takeover tactics and self-dealing transactions, such as partial or two-tiered tender offers and "creeping" stock accumulation programs, that may not be in the best interests of the company and its stockholders. The Rights Plan is not intended to, and will not, interfere with negotiated transactions. If the board determines that a proposal is fair and in the best interest of the company and its stockholders, the Rights Plan allows the board to approve the proposal and redeem the rights. While the Rights Plan can enhance the board's ability to negotiate favorable terms with a proponent of an unfriendly or unsolicited proposal, it does not preclude takeover offers. However, to redeem the rights now in the absence of a proposal would leave the company's stockholders unprotected in the event of an unsolicited, and potentially coercive and unfair, takeover offer.

Finally, there is strong empirical evidence that the Rights Plan better positions the board to negotiate the most attractive and fair price for all stockholders in the event there is a bid to acquire the company. A 1997 study prepared by Georgeson and Company Inc. estimates that during the period from 1992 to 1996 companies with rights plans received $13 billion in additional takeover premiums and stockholders of companies without rights plans gave up $14.5 billion. A 1997 study prepared by JP Morgan found that during the period from 1993 to mid-1997 the median takeover premium paid for firms with a rights plan was nearly 10% higher than for companies that did not have one. Many companies with rights plans have received unsolicited takeover proposals and have redeemed their rights after their board of directors concluded that the offer, as negotiated by such board of directors, adequately reflected the intrinsic value of the company and was fair and equitable to all stockholders.

The board believes that the continued existence of the Rights Plan is in the best interest of the company and its stockholders. The board believes that a decision to redeem the rights should be made only in the context of a specific acquisition proposal.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST THIS PROPOSAL


ADDITIONAL INFORMATION
SOLICITATION OF PROXIES

In addition to the use of the mails, proxies may be solicited by the directors, officers, and employees of the company without additional compensation by personal interview, by telephone, or by telegram. Arrangements may also be made with brokerage firms and other custodians, nominees, and fiduciaries for the forwarding of solicitation material to the beneficial owners of Pitney Bowes common and $2.12 preference stock held of record, and the company will reimburse such brokers, custodians, nominees, and fiduciaries for reasonable out-of-pocket expenses incurred. The company has retained Georgeson & Company Inc. to aid in the solicitation of proxies. The anticipated fee of such firm is $8,500 plus out-of-pocket costs and expenses. The cost of solicitation will be borne entirely by Pitney Bowes.


OTHER MATTERS

Management knows of no other matters which may be presented for consideration at the meeting. However, if any other matters properly come before the meeting, it is the intention of the individuals named in the enclosed proxy to vote in accordance with their judgment.

By order of the board of directors.


Amy C. Corn
Corporate Secretary

APPENDIX A

AUDIT COMMITTEE

The Audit Committee will be composed of not less than four members of the Board of Directors. They will be selected by the Board, taking into account prior experience in matters to be considered by the committee and their individual independence and objectivity.

All of the committee members will be directors independent of management and free from any relationship that, in the opinion of the Board of Directors, would interfere with the exercise of independent judgement as a committee member.

The Audit Committee shall have the responsibility to oversee the financial reporting standards and practices of the Company, to review and monitor the process of assessing the adequacy of the Company's internal financial controls and to assure compliance with the policies and objectives established by the Board of Directors. To further the foregoing, the Audit Committee shall perform the following:

1. Recommend to the Board of Directors, for approval by the stockholders, the appointment of the principal firm of the independent public accountants ("External Auditors") to examine the consolidated financial statements of the Company.

2. Review periodically (at least annually) with the External Auditors the scope and cost of proposed or planned audit and non-audit services. The Committee shall have the right and authority to conduct an investigation into any matter and to retain outside counsel or other professional services to do so.

3. Review with the External Auditors and the General Auditor the results of their audits and any resulting recommendations. The Committee also shall monitor the status of management's actions for implementing the recommendations.

4. Review periodically (at least annually) with the General Auditor, and approve, the internal audit organization and the objectives and scope of internal audit examinations.

5. Review with management and the External Auditors, the Company's Annual Report to Stockholders and satisfy itself that it has received all appropriate information and explanations, including all legal and regulatory matters that may have a material effect on the Company's financial statements, policies and programs.

6.   Review and approve the Company's Annual Report on Form 10-K.

7. Review with management any changes in accounting principles significantly affecting the Company.

8. Inquire about the existence and substance of any significant accounting accruals, reserves, or other estimates made by management having a material impact on the financial statements.

9. Review with management the results of the annual Conflict of Interest and Foreign Corrupt Practices Act assessment.

10. Review periodically (at least annually) the policies and procedures for regular reviews of officers' expenses, including any use of corporate assets, and, if appropriate, review a summary of expenses for the period.

11.  Submit any reports and recommendations to the Board of Directors.

12. Review and recommend to the Governance Committee for approval the Audit Committee charter.

13. Review and approve the appointment of the General Auditor who reports directly to the Audit Committee and the Chairman and Chief Executive Officer and administratively to the Chief Financial Officer.

In performance of its duties and responsibilities, members of the Audit Committee shall have direct access to the External Auditors and the General Auditor, each of whom shall also have direct access to members of the Audit Committee.

STAMFORD FACILITIES



1  MAIN PLANT         WALTER H. WHEELER JR. DR.
2  BARRY PLACE          23 BARRY PLACE
3  WORLD HEADQUARTERS            1 ELMCROFT RD.


                          [MAP OF STAMFORD FACILITIES]


DIRECTIONS:

NORTHBOUND ON I-95

Please take Exit 7 (Greenwich Avenue) and proceed through the first intersection to next traffic light, where you should turn right onto Washington Boulevard. Continue 1/2 mile to stop sign. Turn left onto South Pacific Street and take immediate right onto Dyke Lane. At the end of Dyke Lane, turn left onto Elmcroft Road. Please park where indicated.

SOUTHBOUND ON I-95

Please take Exit 7 (Atlantic Street) and stay in the middle lane. At the third traffic light, turn left onto Washington Boulevard. Continue 1/2 mile to stop sign. Turn left onto South Pacific Street and take immediate right onto Dyke Lane. At the end of Dyke Lane, turn left onto Elmcroft Road. Please park where indicated.

FROM THE MERRITT PARKWAY

Please take Exit 34 (Long Ridge Road). Turn south onto Long Ridge Road. Follow Long Ridge Road for approximately 2 miles to Cold Spring Road and turn right onto Cold Spring Road. Bear left onto Washington Boulevard and follow to the end (approximately 2 miles under railroad and I-95). At stop sign make a left turn onto South Pacific Street and take an immediate right onto Dyke Lane. At the end of Dyke Lane, turn left onto Elmcroft Road. Please park where indicated.

          PROXY SOLICITED ON BEHALF OF PITNEY BOWES BOARD OF DIRECTORS
               DIRECTION TO MERRILL LYNCH TRUST COMPANY, TRUSTEE
                   ANNUAL MEETING OF STOCKHOLDERS MAY 14, 2001

   P Michael J. Critelli, Bruce P. Nolop, Amy C. Corn, or any of them, with power of substitution, are hereby appointed proxies of the undersigned
   R to vote all common stock and $2.12 convertible preference stock of Pitney Bowes Inc. owned by the undersigned at the annual meeting of
   O stockholders to be held in Stamford, Connecticut, on May 14, 2001, including any continuation of the meeting caused by any adjournment,
   X or any postponement of the meeting, upon such business as may properly come before the meeting, including the items as specified on the
   Y      reverse side.

          The undersigned, if a participant in the Pitney Bowes Inc. Deferred Investment Plan (the "Plan"), directs Merrill Lynch Trust Company, Trustee, to vote all Pitney Bowes common stock allocated to his or her account, as indicated on the reverse side, at the annual meeting of stockholders to be held in Stamford, Connecticut, on May 14, 2001, including any continuation of the meeting caused by any adjournment, or any postponement of the meeting, upon such business as may properly come before the meeting, including items as specified on the reverse side.

          All shares of $2.12 convertible preference stock and common stock registered in your name, held for your benefit in the dividend reinvestment plan and/or held for your benefit in the Deferred Investment Plan are shown on this card. The shares represented hereby will be voted in accordance with the directions given by the stockholder. If a properly signed proxy is returned without choices marked, and if not otherwise directed, the shares represented by this proxy registered in your name and/or held for your benefit in the dividend reinvestment plan will be voted FOR Items 1, 2 and 3 and AGAINST Item 4. If a properly signed direction card regarding Deferred Investment Plan shares is returned without choices marked, and if not otherwise directed, the shares represented by the voting direction card will be voted, with respect to Items 1 through 4, in the same proportion indicated by the voting instructions given by participants in the Plan.

          In their discretion, the Proxies and/or the Trustee, as the case may be, are authorized to vote upon such other business as may properly come before the meeting, including any continuation of the meeting caused by any adjournment, or any postponement of the meeting.

          Please mark, date and sign, and return promptly this proxy in the enclosed envelope, which requires no postage if mailed in the U.S.A., or vote via telephone or Internet as described below.

                                                                    -----------
                                                                    SEE REVERSE
                                                                       SIDE
                                                                    -----------

                (Continued, and to be signed, on the other side)
--------------------------------------------------------------------------------
                            ^ FOLD AND DETACH HERE ^


                              [PITNEY BOWES LOGO]

                             YOUR VOTE IS IMPORTANT!

                       You can vote in one of three ways:

1.   Log on the Internet and go to the web site http://www.eproxyvote.com/pbi

2. Call toll free 1-877-PRX-VOTE (1-877-779-8683) from the U.S. and Canada or dial 201-536-8073 from other countries on a Touch Tone telephone.

3. Mark, sign and date your proxy card and return it promptly in the enclosed envelope.

     [X]  Please mark your                                              |  3509
          votes as in this                                              |
          example.                                                       -------



     This proxy when properly executed will be voted in the manner directed herein. If no direction is made, this proxy will be voted FOR the election of directors and FOR Items 2 and 3 and AGAINST Item 4.


--------------------------------------------------------------------------------
      Directors Recommend a Vote FOR Items 1, 2 and 3 and AGAINST Item 4.
--------------------------------------------------------------------------------

                    FOR     WITHHELD
1. Election of      [_]       [_]       Nominees:
   Directors                            01. Linda G. Alvarado
                                        02. Ernie Green
                                        03. John S. McFarlane

(Write a nominee's name on the space provided below to withhold authority to vote for that individual nominee.)













Item 2--Appointment of                    FOR     AGAINST   ABSTAIN
PricewaterhouseCoopers
LLP as independent                        [_]       [_]       [_]
accountants for 2001.

Item 3--Approval of                       [_]       [_]       [_]
Performance Goals under
the Key Employees'
Incentive Plan.

Item 4--Stockholder                       [_]       [_]       [_]
Proposal relating to the
Stockholder Rights Plan.


SPECIAL ACTION

Discontinue Annual Report                                      [_]
Mailing for this Account

Note: Please sign exactly as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.


--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
SIGNATURE (S)                                                 DATE
                            ^ FOLD AND DETACH HERE ^

                               PITNEY BOWES INC.
Dear Stockholder:

     Pitney Bowes Inc. encourages you to take advantage of new and convenient ways by which you can vote your shares. You can vote your shares electronically through the Internet or the telephone. This eliminates the need to return the proxy card.

     To vote your shares electronically you must use the control number printed in the box above, just below the perforation. The series of numbers that appear in the box above must be used to access the system.

     1.   To vote over the Internet:

          o    Log   on   to   the   Internet   and   go   to   the   web   site
               http://www.eproxyvote.com/pbi

     2. To vote over the telephone 24 hours a day, 7 days a week:

          o On a touch-tone telephone call 1-877-PRX-VOTE (1-877-779-8683) from the U.S. and Canada.

          o    Outside the U.S. and Canada call 201-536-8073.

     Your telephone or Internet vote authorizes the named proxies in the same manner as if you marked, signed, dated and returned the proxy card.

     If you choose to vote your shares via telephone or Internet, there is no need for you to mail back your proxy card.

                  YOUR VOTE IS IMPORTANT. THANK YOU FOR VOTING.